PREFERRED STOCK GUARANTEE

From

JPMORGAN CHASE & CO.

to

Holders of

THE BEAR STEARNS COMPANIES INC.

6.15% Cumulative Preferred Stock, Series E
5.72% Cumulative Preferred Stock, Series F
and
5.49% Cumulative Preferred Stock, Series G

Dated effective as of June 30, 2008

i

PREFERRED STOCK GUARANTEE

     This PREFERRED STOCK GUARANTEE, dated effective as of June 30, 2008, (the “Guarantee”) is executed and delivered by JPMorgan Chase & Co., a Delaware corporation (the “Guarantor”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Stock (as defined herein) of The Bear Stearns Companies Inc., a Delaware corporation (the “Issuer”).

     WHEREAS, the Guarantor is the direct owner of 100% of the issued and outstanding shares of common stock of the Issuer; and

     WHEREAS, Issuer currently has three series of preferred stock issued and outstanding, consisting of the (x) 6.15% Cumulative Preferred Stock, Series E, par value $1.00 per share, (y) 5.72% Cumulative Preferred Stock, Series F, par value $1.00 per share, and (z) 5.49% Cumulative Preferred Stock, Series G, par value $1.00 per share (the “Preferred Stock”); and

     WHEREAS, the rules and regulations of the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), permit the Issuer to substantially reduce its Exchange Act reporting obligations, if the Issuer’s payment obligations with respect to the Preferred Stock are fully and unconditionally guaranteed by the Guarantor; and

     WHEREAS, the Guarantor will receive, directly or indirectly, substantial benefits from the Issuer’s ability to reduce its reporting obligations under the Exchange Act, and desires fully and unconditionally to agree, to the extent set forth herein, to guarantee to the Holders of the Preferred Stock the payment of the Guaranteed Payments (as defined herein) on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor executes and delivers this Guarantee for the benefit of the Holders from time to time.

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01 Definitions.

     As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Certificates of Designations” refers to the certificates filed by the Issuer with the Delaware Secretary of State which set forth the designation, rights and privileges of the applicable series of Preferred Stock with respect to which a guarantee is granted hereunder.

     “Dividends” means all dividends payable to Holders of Preferred Stock in accordance with the terms of the Preferred Stock set forth in the Certificates of Designations.

     “Dividend Payments” means any accumulated and unpaid Dividends that have been properly declared by the board of directors of the Issuer on the Preferred Stock out of funds legally available therefor.

     “Guaranteed Payments” shall mean the following payments or distributions, without duplication, with respect to the Preferred Stock then outstanding, to the extent provided for in the Certificates of Designations and to the extent not paid when payable by the Issuer: (i) any Dividend Payments, (ii) the Redemption Price and (iii) the Liquidation Distribution.

     “Holder” shall mean any holder, as registered on the books and records of the Issuer, of any outstanding Preferred Stock; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Stock have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any entity that is an Affiliate of the Guarantor.

     “Liquidation Distribution” means the aggregate of the liquidation amount payable by the Issuer upon the Preferred Stock in accordance with the terms set forth in the Certificates of Designations upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer.

     “Supermajority of the Preferred Stock” means Holder(s) of outstanding Preferred Stock voting together as a single class, whose number of shares of Preferred Stock represents at least two-thirds of the number of all outstanding Preferred Stock.

     “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, joint stock company, unincorporated organization or government, or any agency or political subdivision thereof, or any other entity of whatever nature.

     “Redemption Price” means the amount payable by the Issuer on redemption of the Preferred Stock in accordance with the terms set forth in the Certificates of Designations upon shares of Preferred Stock being duly called for redemption.

Section 1.02 Interpretation.

     In this Guarantee, unless the context otherwise requires:

     (a)      a term defined anywhere in this Guarantee has the same meaning throughout;

     (b)      all references to “the Guarantee” or “this Guarantee” are to this Guarantee as modified, supplemented or amended from time to time;

     (c)      all references in this Guarantee to Articles and Sections are to Articles and Sections of this Guarantee unless otherwise specified;

     (d)     a reference to the singular includes the plural and vice versa; and

     (e)     the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

ARTICLE 2 GUARANTEE

Section 2.01 Guarantee.

     The Guarantor hereby fully and unconditionally guarantees to each Holder the due and punctual payment of the Guaranteed Payments, as and to the extent applicable (without duplication of amounts theretofore paid by the Issuer) when and as the same shall become due and payable, according to the terms of the Preferred Stock as set forth in the Certificates of Designations, regardless of any defense, right of setoff or counterclaim that the Issuer may have or assert. In case of the failure of the Issuer or any successor thereto punctually to pay any such Guaranteed Payments, as and to the extent applicable, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, as if such payment were made by the Issuer. The Guarantor’s obligation to make a Guaranteed Payment may be satisfied by direct payment of the required amounts by the Guarantor to or for the benefit of the Holders or by payment by the Issuer of such amounts to or for the benefit of the Holders.

Section 2.02 Waiver of Notice and Demand.

     The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 2.03 Absolute and Unconditional.

     The Guarantor hereby agrees that its obligations under this Guarantee shall be as if it were a principal obligor and not merely a surety and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of the Preferred Stock, the absence of any action to enforce the same, any waiver or consent by the Holder of any shares of Preferred Stock with respect to any terms thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Stock and that the Guarantor shall be liable as a principal obligor hereunder to make Guaranteed Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in this Section 2.03.

Section 2.04 Enforcement of Guarantee.

     Any Holder of Preferred Stock may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee, without first instituting a legal proceeding against the Issuer or any other Person.

Section 2.05 Guarantee of Payment.

     This Guarantee creates a guarantee of payment and not merely of collection. This Guarantee will not be discharged except (i) by payment of the Dividend Payments, the Redemption Price or the Liquidation Distribution, if and as applicable, in full by the Issuer, (ii) by payment of the Guaranteed Payments in full (without duplication of amounts theretofore paid by the Issuer) by the Guarantor or (iii) upon termination of this Guarantee pursuant to Section 4.01 hereof.

Section 2.06 Subrogation.

     The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the applicable Holders and to pay over such amount to or for the applicable Holders.

Section 2.07 Reinstatement of Obligations.

     If any Holder of Preferred Stock is required by any court or otherwise to return to the Issuer or the Guarantor, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official acting in relation to the Issuer or the Guarantor, any amount paid to such Holder in respect of Guaranteed Payments, the Guarantee issued under this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Section 2.08 Certain Rights, Remedies and Powers of Guaranteed Persons.

     The Holders of Preferred Stock shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of each such Person shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of any such Person, the Guarantor may be joined in any action or proceeding commenced by such Person against the Issuer in respect of any obligations guaranteed pursuant to this Guarantee, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that any remedy or claim against the Issuer be first asserted, prosecuted or exhausted.

ARTICLE 3 SUBORDINATION

Section 3.01 Subordination.

     This Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of the Guarantor, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock or preference shares now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any of the most senior preferred stock or preference stock of any Affiliate of the Guarantor, and (iii) senior to all common stock now or hereafter issued by the Guarantor. The Guarantor’s obligations under this Guarantee will rank pari passu with respect to obligations under other guarantee agreements that it may enter into from time to time to the extent that such agreements shall be entered into in substantially the form hereof and provide for comparable guarantees by the Guarantor of payment on preferred stock issued by the Issuer or any of its Affiliates.

ARTICLE 4 TERMINATION

Section 4.01 Termination.

     This Guarantee shall terminate and be of no further force and effect upon: (i) full payment of the Redemption Price of all Preferred Stock, (ii) full payment of the amounts payable to or for the Holders in accordance with the Certificates of Designations upon liquidation, dissolution or winding up of the Issuer, or (iii) such date when no shares of Preferred Stock are outstanding (including as a result of any merger or business combination as a result of which the Preferred Stock is exchanged for preferred stock of the Guarantor which has substantially similar terms to the Preferred Stock). Notwithstanding the foregoing, this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore to the Guarantor any Guaranteed Payments or to the Issuer payment of any sums paid by the Issuer and guaranteed by the Guarantee.

ARTICLE 5 MISCELLANEOUS

Section 5.01 Amendments.

     Except with respect to any changes that would not materially and adversely affect any power, preference or special right of the shares of Preferred Stock or of the Holders thereof (in which case no consent of Holders will be required), this Guarantee may only be amended with the prior approval of the Holders of not less than a Supermajority of the Preferred Stock. Any such approval shall be deemed to be on behalf of the Holders of all of the Preferred Stock. The provisions of the Certificates of Designations concerning meetings or consents of Holders shall apply to the giving of such approval. No amendment may impair the right of any Holder to receive payment of any Guaranteed Payments in accordance with this Guarantee as in effect on the date hereof or to institute suit for the enforcement of any such payment without, in each case, the consent of each such Holder.

Section 5.02 Successors and Assigns.

     All guarantees and agreements contained in this Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of shares of the Preferred Stock then outstanding. Except in connection with a consolidation, merger, conveyance or other transfer or business combination involving the Guarantor in which the resulting or acquiring entity (if other than the Guarantor) agrees in writing to be legally responsible for the Guarantee issued under this Guarantee, the Guarantor shall not assign its obligations hereunder.

Section 5.03 Notices.

     Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, facsimiled or mailed by first class mail as follows:

     (a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Holders:

JPMorgan Chase & Co.
270 Park Avenue
New York, NY 10017-2070
Phone: (212) 270-2585
Fax Number: (212) 270-0819
Attention: Treasury Department, Regulatory and Guarantee Group
                Peter W. Smith

     (b) if given to any Holder of Preferred Stock, at the address set forth on the books and records of the Issuer.

     All notices hereunder shall be deemed to have been given when received in person, facsimiled with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 5.04 Benefit.

     This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Stock.

Section 5.05 Governing Law.

     THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER JURISDICTION ARE MANDATORILY APPLICABLE.

Section 5.06 Separability.

     Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

THIS GUARANTEE is effective as of the day and year first above written.

JPMORGAN CHASE & CO.

By: /s/ Michael J. Cavanagh
Name: Michael J. Cavanagh
Title: Chief Financial Officer